Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SeaChange International, Inc. on Form S-8 of our report dated April 8, 2022, with respect to our audits of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2022 and 2021 and for the years ended January 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2022.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

September 16, 2022